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                                                               Exhibit 23(j)(ii)


         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 12, 2005, relating to the financial statements and financial highlights which appears in the June 30, 2005 Annual Report to Shareholders of SA Fixed Income Fund, SA U.S. Market Fund, SA U.S. HBtM Fund, SA U.S. Small Company Fund, SA International HBtM Fund, and SA International Small Company Fund (constituting SA Funds - Investment Trust, hereafter referred to as the "Trust"), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.



PricewaterhouseCoopers LLP
San Francisco, California
October 25, 2005